Exhibit 10.43

CAPITAL STOCK PURCHASE AND LEASE AGREEMENT

This Capital Stock Purchase and Lease Agreement (the "Agreement") is made by and among the following entities: D. Jason Davis, an individual whose address is 2721 Loker Ave West, Carlsbad, CA 92008 ("JD"), Joseph Patalano, an individual whose address is 2721 Loker Ave West, Carlsbad, CA 92008 ("JP"), Jeff Gosselin an individual whose address is 15843 Pauma Valley Drive, Pauma Valley, CA 92061 (JG), CJ3 a California limited liability company whose address is 15843 Pauma Valley Drive, Pauma Valley, CA 92061, ("CJ3"), Xnergy Inc a California corporation whose address is 2721 Loker Ave. West, Carlsbad, CA ("X"), Blue Earth Inc a Nevada corporation whose address is 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052 ("BE"), and Cheryl Gosselin, an individual whose address is 15843 Pauma Valley Drive, Pauma Valley, CA 92061 ("CG") is made this 20th day of December, 2011 (the "Effective Date"). Collectively, the above stated entities may be referred to as the "Parties" and individually a "Party"; however, JD and JP are designated only to establish their consent to this Agreement and to waive any objections.

Whereas, JD, JP and JG (collectively, the "Litigating Parties"), are parties to a lawsuit in the Superior Court of the State of California, in and for the County of San Diego, East County Division, case number: 37-2010-00066050-CU-CO-EC, (the "Lawsuit"); this case was initiated by JD and JP by civil complaint against JG filed March 2010.

Whereas, the Lawsuit originates from disagreements over the terms and performance of the Litigating Parties pursuant to an agreement dated June 17, 2008 (the "June 2008 Agreement"); and

Whereas, the Parties desire to terminate the Lawsuit by resolving all remaining claims which are not resolved through this Agreement to binding arbitration, to be concluded on or before such date as may be mutually agreed (the "Arbitration"); and

Whereas, the Parties desire to resolve the Lawsuit for business and economic reasons, without a present admission of fault or liability by any Party.

Now Therefore, in consideration of the mutual covenants and other agreements contained in this Agreement, the Parties hereby agree to the following terms and conditions:

1) BE agrees to purchase the capital stock shares of JG as set for the below and herein; also, Blue Earth agrees to enter into a lease of the Loker Avenue commercial building for six (6) years commencing January 1, 2012, as more fully set forth herein below.
2) The Litigating Parties agree to and have filed a stipulation and order of dismissal of the Lawsuit with the appropriate court.
3) The Litigating Parties agree to submit all issues, not resolved by this Agreement, to binding Arbitration using Retired Superior Court Judge

JG

Herbert Hoffman. The Litigating Parties have agreed to dismiss their respective slander/defamation claims against each other and not pursue them further.

4) The Litigating Parties and CG agree that all issues resolved through the Arbitration shall involve only the Litigating Parties and shall not in any way, directly or indirectly, affect the Non-Litigating Parties, since all issues that might directly or indirectly affect the Non-Litigating Parties are hereby resolved in this Agreement.

5) The Parties agree that this Agreement shall supersede the June 2008 Agreement as it pertains to the issues resolved in this Agreement and except as specifically modified herein. Notwithstanding the previous sentence, solely for the purpose of Arbitration, the June 2008 agreement shall remain in effect vis-à-vis the Litigating Parties and then only through the conclusion of the Arbitration and receipt of the Arbitrator's award. The Arbitrator shall not be permitted to make any award to or from the Non-litigating Parties.

6) The Parties acknowledge and agree to sign minutes, leases, promissory notes, releases of liability and any other documents, which may reasonably be required to legally bind the appropriate Parties and release the appropriate Parties pursuant to any and all terms or conditions of this Agreement. Such documents shall become exhibits to this Agreement.

7) Pursuant to the June 2008 Agreement, JD and JP agreed to purchase all the shares of X owned by JG and JG agreed to sell all shares of X that were owned by JG (the "Stock Purchase"). Consideration for the Stock Purchase was a combination of cash and monthly installment payments.

8) The Parties agree that on September 7, 2011, BE purchased from JD and JP in the closing of the X acquisition transaction (the "X Acquisition") all of the JG Shares that JD and JP had previously purchased from JG and paid for under the June 2008 Agreement. Pursuant to the terms of the X Acquisition, BE paid $10 to JD and JP and agreed to assume and pay JG directly for any remaining unpaid balance owed for the purchase of JG's Xnergy stock pursuant to the June 2008 Agreement. The Parties acknowledge that BE has paid four payments totaling $193,823.84 directly to JG prior to the execution of this Agreement and that JG has agreed to accept BE as the purchaser of the JG X shares which were not previously paid for by JD and JP pursuant to the terms and conditions of the June 2008 Agreement. It is further agreed that collateral for the note shall be common shares of Blue Earth Inc as specified in the Promissory Note attached as Exhibit B.

9) BE and JG hereby confirm that the unpaid balance owed to JG pursuant to the Stock Purchase is $1,357,358.41, as of November 5, 2011, which is the balance owed for shares not previously paid for (the "Unpaid Shares)". Note: the unpaid balance is as of the date the last payment was credited to the account; therefore, there is an interest accrual that will be deducted from the next payment before crediting the balance of the payment to the

unpaid principle. The monthly payment shall be $48,456.96 until paid in full, said payments shall commence on January 2, 2012 and continue until paid in full. The interest rate is 7.75% per year. Payments made shall be used to pay then current interest, with the balance being credited against the principle amount. Blue Earth shall sign a Promissory Note payable to JG, attached as Exhibit B. All payments of stock purchases and lease rent will be made by "Direct Deposit" to JG's bank account for the stock purchase and to CJ3's bank accounts for the lease, as specified in separate letters of instruction from JG and CJ3 to BE. ~~A 5% (five percent) late fee applies to all payments reviewed after the fifth day of each month.~~ JG

10) BE and JG agree the mechanism for issuing Blue Earth Inc common shares in the event of a default shall be as defined in the Promissory Note and the Irrevocable Letter of Instructions, Exhibit C.

11) BE and JG agree and acknowledge that pursuant to this Agreement, purchase of the Unpaid Shares by BE from JG is a transaction between JG and BE, and that all other Parties to this Agreement are hereby removed from any liability, obligation or involvement in the Stock Purchase.

12) The Parties agree that X shall bring all rent payments and Spectrum Property Management payments that are due and payable to CJ3 and/or Spectrum for the rent of the building at 2721 Loker West, Carlsbad, CA, 92010 (the "Building") current through December 31, 2011. The unpaid rent, including late fees, through December 31, 2011 is $72,600. The unpaid Spectrum fees are $4,380. Within 3 days of the signing of this Agreement Xnergy or Blue Earth on behalf of Xnergy shall wire or express mail these fees, which shall bring Xnergy current and fully paid through the termination of any Xnergy lease or purported Xnergy lease under the June 2008 Agreement for the Building.

13) Effective January 1, 2012, BE shall sign a six year lease for the Building under the terms and conditions specified in the lease attached to this Agreement (the "Lease") as Exhibit A and X shall have no further obligation or rights to rent or lease the Building. BE shall be entitled to occupy the building as may be required to further its corporate goals. CJ3 agrees and acknowledges that X will continue to be housed in the Building, as a wholly owned subsidiary of BE. All Parties consider that any and all previous (or purported leases) for the building are superseded and null and void.

14) Upon execution of the new BE six (6) year lease, the existing lease to X will be completely terminated and cancelled. JG acknowledges that the BE lease payment is initially less than the mortgage payments for the Building. Furthermore, JG agrees that it shall be his sole responsibility to pay the deficiency to the lenders and JG accepts full responsibility with the lenders for the change in lease terms in the BE lease. On condition that Blue Earth has made all rent, tax and required payments timely and without delay, JG agrees that he shall refinance the Building, or otherwise remove X as guarantor/obligor on the mortgage loans, as soon as possible. In the event JG has not succeeded in removing X by the date that the amount owed by

JG

BE to JG totals $400,000 for Unpaid Shares, pursuant to sections 7 and 8 of this Agreement. The final $400,000 for such payments shall be placed in escrow, until JG removes X from any guarantor obligations. BE agrees to consider other suitable forms of collateral acceptable to JG and shall allow substitution of collateral if BE considers the alternative forms of collateral acceptable. JG can apply some or all of the $400.000 escrow fund to the benefit of the lender(s) if that will facilitate completion of the refinancing. CJ3 and JG agree to indemnify and hold X and BE harmless from any and all claims that relate to X's guarantees or purported guarantees of the CJ3 loans, which includes both providing a legal defense (counsel to be selected by BE and X of their own choice) and satisfying any claim brought by the lender(s) or any third party. BE & X, agree to indemnify and hold JG and CG harmless from any and all claims made that relate to the operations of X and BE, which includes both providing a legal defense (counsel to be selected by JG and CG of their own choice) and satisfying any claim brought by vendors, customers or shareholders of BE and/or X. Indemnities shall be governed by the Indemnity Agreement, Exhibit D.

15) In exchange for the consideration specified herein, all Parties, CJ3 and CG shall sign such documents as may be required to release X and BE from any and all exposure, past, present and future from the Lawsuit, the June 2008 Agreement and any other document or dispute, known or unknown, that imposes or purportedly imposes a liability or obligation on Xnergy and Blue Earth. X and BE shall sign such documents as may be required to release JG and CG from any personal guarantees that may have previously existed for X accounts. JG and CG shall have no future obligations or responsibilities to X or BE, excepting as agreed to in this Agreement.

16) No failure or delay on the part of any Party to this Agreement to exercise any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

17) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only through binding Arbitration with an arbitrator at Judicate West or JAMS, or before any mutually acceptable, designated and qualified arbitrator, and conducted in San Diego County.

18) Each party acknowledges that he or it has been advised to consult with an attorney with respect to the negotiations of and decision to enter into this Agreement prior to its execution.

19) Any notice or communication required or permitted to be given by any provisions of this Agreement, including but not limited to, any consents, shall be in writing and shall be deemed to have been given and received by

JT

the Party to whom directed, addressed to the Party to which directed at the address of such Party as it appears above (1) when delivered personally to such Party or (2) when transmitted by facsimile, with written receipt confirmation, or (3) the next business day after being deposited with overnight courier delivery charges prepaid, or (4) when e-mailed to the Internet address of the Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their names as of the 20th day of December, 2011.

Signatures Next Page

BLUE EARTH, INC.

Dated: 12-28-2011

By: ______________________
Name: Johnny R. Thomas
Title: CEO

XNERGY, INC.

Dated: 12-27-2011

By: ______________________
Name: Jason Davis
Title: CEO

Dated: 12-27-2011

____
Jason Davis, an Individual

Dated: 12-23-2011

____
Joseph Patalano, an Individual

Dated: 12-20-2011

____
Jeff Gosselin, an Individual

Dated: 12-20-2011

____
Cheryl Gosselin, an Individual

CJ 3, LLP

Dated: 12-20-2011

By: ______________________
Name: Jeff Gosselin
Title: Manager